UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2026

Lumen Technologies, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Lumen Technologies, Inc.	Common Stock, no-par value per share	LUMN	New York Stock Exchange
Lumen Technologies, Inc.	Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 13, 2026 (the “Amendment Date”), Level 3 Financing, Inc. (“Level 3”), an indirect wholly owned subsidiary of Lumen Technologies, Inc. (the “Company”) and a direct wholly owned subsidiary of Level 3 Parent, LLC (“Level 3 Parent”), (i) refinanced all of the outstanding secured term B-4 loan facilities under its existing Credit Agreement, dated March 22, 2024 (the “Existing Level 3 Credit Agreement”), by and among Level 3, Level 3 Parent, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto and (ii) entered into an amendment to the Existing Level 3 Credit Agreement (the “Third Amendment”) (the transactions referred to in clauses (i) and (ii), the “Credit Facilities Transactions”). The Third Amendment amended the Existing Level 3 Credit Agreement to, among other things, (i) reduce the pricing on Level 3’s term loan facility (the “Term Loan Facility”), (ii) within 180 days of the Amendment Date, enable Wilmington Trust, National Association to resign as administrative agent and Bank of America, N.A. to automatically succeed as administrative agent in accordance with the terms of the Third Amendment, (iii) make certain other modifications to the covenants thereunder, and (iv) to make related changes to effect such repricing and agency transfer, as described below.

Immediately following the Credit Facilities Transactions, Level 3 had $2,400 million of outstanding borrowings under the Term Loan Facility. Borrowings under the Term Loan Facility will not amortize.

Borrowings under the Term Loan Facility will accrue interest at a per annum rate equal to, at Level 3’s option, either (i) the base rate (which is the highest of (x) the overnight federal funds rate, plus 0.50%, (y) the prime rate on such day, and (z) the one-month Secured Overnight Financing Rate (“SOFR”) published on such date, plus 1.00%), plus an applicable margin, or (ii) one-, three- or six-month SOFR, plus an applicable margin. The applicable margin for SOFR loans under the Term Loan Facility will be 2.75% and the applicable margin for base rate loans under the Term Loan Facility will be 1.75%. The Term Loan Facility is subject to a SOFR floor of 0.00%. The Term Loan Facility matures on March 27, 2032.

Level 3 may voluntarily prepay loans or reduce commitments under the Term Loan Facility, in whole or in part, subject to minimum amounts, with prior notice, but without premium or penalty (other than a 1.00% premium on any prepayment in connection with a repricing transaction prior to the date that is six months after the Amendment Date). Level 3 is required to prepay the Term Loan Facility with 100% of the net cash proceeds of certain asset sales and 100% of the net cash proceeds of certain debt issuances, in each case, subject to certain exceptions.

The obligations under the Term Loan Facility are guaranteed by substantially all of Level 3’s material, wholly-owned domestic subsidiaries (the “Guarantors”), subject to certain customary exceptions. In addition, the Company provides a separate parent guarantee pursuant to a parent guarantee agreement, which guarantee is unsecured and is voluntarily releasable by the Company at its sole discretion. The Term Loan Facility is secured by a first priority lien on substantially all of Level 3’s and the Guarantors’ current and fixed assets (subject to certain exceptions), subject to certain permitted liens.

The Term Loan Facility contains customary negative covenants, including, but not limited to, restrictions on the ability of Level 3 and its subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, optionally prepay or modify terms of certain junior indebtedness, sell or otherwise transfer certain assets, or enter into transactions with affiliates (in each case subject to permitted exceptions).

The foregoing summary of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.*	Description

10.1	Third Amendment Agreement, dated as of May 13, 2026, among Level 3 Parent, LLC, Level 3 Financing, Inc., as borrower, the lenders party thereto, Wilmington Trust, National Association, as existing administrative agent and collateral agent and Bank of America, N.A., as successor administrative agent.

104	Cover Page Interactive Data File (formatted in iXBRL in Exhibit 101).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and other attachments have been omitted from this filing and will be furnished to the Securities and Exchange Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumen Technologies, Inc. has duly caused this Current Report to be signed on their behalf by the undersigned officer hereunto duly authorized.

LUMEN TECHNOLOGIES, INC.

By:	/s/ Chris Stansbury
Chris Stansbury
President and Chief Financial Officer

Date: May 13, 2026